Exhibit 99.1

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES THIRD QUARTER

2011 RESULTS

Solid Pre-Season Order Period; Company Reaffirms 2011 Guidance and Board Approves Fourth Quarter 2011 Dividend Increase to $0.205

Third Quarter Highlights:

•                  Net sales increased 12.7% from Q3 FY’10 to $53.5 million

•                  Adjusted EBITDA of $12.1 million, an increase of 4.6% from the prior year period

•                  Adjusted earnings per diluted share increased 50.0% to $0.21 from $0.14 in the prior year period

•                  Pre season order period (Q2 & Q3 combined) net sales up 10.0% from the prior year period

•                  Company begins roll out of new plow pre-assembly and packaging system to distributors

November 7, 2011 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the third quarter ended September 30, 2011.

Third Quarter Results

The Company’s pre-season sales period is comprised of the second and third quarters combined. To encourage distributors to receive shipments prior to the peak fourth quarter retail selling season, the Company offers promotional financial and freight terms to distributors that place orders during the second quarter. These orders are then shipped during the second and third quarters. The timing of these shipments between the second and third quarters can vary year to year based upon a number of factors, including distributor inventory levels and space availability.

Net sales were $53.5 million in the third quarter of 2011, representing a 12.7% increase from the corresponding period in 2010. This increase in net sales reflects stronger total pre-season orders compared to the same period last year, tempered by the timing of pre-season shipments shifting slightly toward the second quarter versus the third quarter, similar to last year.

- MORE -

PRIVILEGED AND CONFIDENTIAL

James L. Janik, President and Chief Executive Officer of the Company, commented, “Our solid financial results for the third quarter were based on a general improvement in business conditions when compared to the same period last year. During the quarter, we began the roll-out of a new pre-assembly and packaging system designed to help our distributors improve the storage and installation of our products. So far, the reaction to the new system has been very positive. As expected, the launch has caused a short-term decrease in productivity impact, which we expect will be far outweighed by the long-term benefits to our business.”

Third quarter gross margin as a percent of sales was impacted by increases in target market programming and raw material costs. Despite these cost increases, total gross margin dollars in the third quarter grew versus the same period in the prior year as a result of the incremental profit generated by the 2011 third quarter revenue increase.

Adjusted net income was $4.5 million, or $0.21 per diluted share, in the third quarter of 2011 compared to adjusted net income of $3.0 million, or $0.14 per diluted share, in the third quarter of 2010. The estimated effective tax rate for 2011 is 39.0%. The Company reported adjusted EBITDA of $12.1 million in the third quarter of 2011, a slight increase compared to adjusted EBITDA of $11.6 million in the third quarter of 2010.

Balance Sheet and Liquidity

During the first nine months of 2011, the Company recorded net cash used in operating activities of $18.2 million compared to net cash used in operating activities of $38.4 million in the same period last year. This improvement was driven by working capital changes and non-recurring cash costs incurred at the time of the Company’s initial public offering in the second quarter of 2010, namely the buyout of the management services agreement totaling $5.8 million and liquidity bonus payment of $1.0 million. The remainder of the decrease in cash used was driven by changes in working capital, namely accrued interest payable and prepaid income taxes.

Additionally, the Company made $6.3 million in interest payments for the nine months ended September 30, 2011 compared to $14.4 million in the corresponding period in 2010, a decrease of $8.1 million. The Company completed the redemption of its senior notes with the proceeds from the initial public offering in 2010, which in turn resulted in lower interest expense in the quarter.

Inventory was $27.1 million at the end of the third quarter of 2011, an increase of $2.6 million compared to the third quarter of 2010. Inventory levels were lower in 2010 as the Company reduced second quarter production levels during the Johnson City plant closure process.

Accounts receivable at the end of third quarter of 2011 were $83.0 million, compared to $82.4 million at the end of the third quarter of 2010.

Dividend Policy

As previously reported on September 9, 2011, the Company declared a quarterly cash dividend of $0.20 per share on its common stock. The declared $0.20 per share cash dividend was paid on September 30, 2011 to stockholders of record as of the close of business on September 20, 2011.

The Company also announced that its board of directors has approved a 2.5% increase in the Company’s quarterly cash dividend to $0.205 effective for the fourth quarter 2011 dividend.

Mr. Janik noted, “Based on our results so far this year, we are comfortable increasing the dividend again. The board’s decision reflects our confidence in the Company’s financial strength and future cash flows.”

In accordance with its dividend policy, The Company intends to pay a regular quarterly cash dividend on its common stock in equal quarterly installments to be made in March, June, September, and December. The declaration and payment of any future dividends, however, will be at the discretion of the Company’s board of directors and will depend upon many factors, including the Company’s financial condition or earnings, legal requirements, taxes and other factors the Company’s board of directors may deem to be relevant.

Outlook

Based on year-to-date results and current trends, the Company continues to expect net sales for the full year 2011 to range from $185.0 million to $215.0 million, adjusted EBITDA to range from $48.0 million to $58.0 million and adjusted earnings per share to range from $0.76 per share to $1.04 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the snowbelt regions in North America will experience average snowfall in the Company’s core markets.   If economic conditions worsen and/or snowfall is below average, then Company’s net sales, adjusted EBITDA, and adjusted earnings per share for the full year could fall below the projected ranges.

Mr. Janik added, “Based on preliminary results for October and the mindset of our dealers, we expect our results for 2011 will be in line with our guidance. As we’ve said in the past, the biggest variable factor in determining our fourth quarter results is the timing and location of snowfall. The earlier and larger the amounts of snowfall in our core markets are good indicators that we will see increased fourth quarter sales.”

Webcast Information

The Company will host an investor conference call on Tuesday, November 8, 2011 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and adjusted earnings per diluted share represent net income and earnings per diluted share as determined under GAAP, excluding certain expenses incurred at the time of the Company’s initial public offering in 2010, namely the buyout of its management services agreement, loss on extinguishment of debt, stock based compensation expense associated with the net exercise of stock options and the payment of cash bonuses under its liquidity bonus plan; certain expenses incurred at the time of the Company’s secondary offering in 2011; costs incurred to pursue acquisitions; and a loss on extinguishment of debt incurred in 2011.  Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain non-recurring charges related to the closure of the Company’s Johnson City, Tennessee manufacturing facility and certain non-recurring legal and consulting fees, as well as management fees paid by the Company to affiliates of the Company’s principal stockholders, stock based compensation, payment of cash bonuses under the Company’s liquidity bonus plan, loss on extinguishment of debt and offering costs.

The Company believes that the presentation of adjusted net income and adjusted earnings per diluted share allows investors to make meaningful comparisons of its operating performance between periods and to view its business from the same perspective as its management.  Because the excluded items are not predictable or consistent, management does not consider them when evaluating the Company’s performance or when making decisions regarding allocation of resources.

The Company uses, and believes its investors benefit from the presentation of, adjusted EBITDA in evaluating the Company’s operating performance because adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Reconciliation of Net Income to Adjusted Net Income” and “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, our inability to protect or continue to build our intellectual property portfolio, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends and our inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors,” in our quarterly report on Form 10-Q for the quarter ended June 30, 2011. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$3,084	$20,149
Accounts receivable, net	83,006	37,040
Inventories	27,067	23,481
Deferred income taxes	3,721	7,142
Prepaid income taxes	1,015	29
Prepaid and other current assets	1,164	1,131
Total current assets	119,057	88,972

Property, plant, and equipment, net	21,282	21,962
Assets held for sale	1,732	1,779
Goodwill	107,222	107,222
Other intangible assets, net	123,047	126,948
Deferred financing costs, net	3,545	953
Other long-term assets	9	207
Total assets	$375,894	$348,043

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,832	$2,847
Accrued expenses and other current liabilities	14,074	11,923
Accrued interest	352	23
Short-term borrowings	24,000	—
Current portion of long-term debt	1,071	1,183
Total current liabilities	43,329	15,976

Retiree health benefit obligation	7,515	7,235
Pension obligation	10,381	10,753
Deferred income taxes	26,889	22,650
Deferred compensation	947	1,067
Long-term debt, less current portion	122,134	119,971
Other long-term liabilities	1,004	898

Total stockholders’ equity	163,695	169,493
Total liabilities and stockholders’ equity	$375,894	$348,043

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(unaudited)		(unaudited)

Net sales	$53,495	$47,448	$148,541	$128,338
Cost of sales	37,001	32,221	96,639	86,070
Gross profit	16,494	15,227	51,902	42,268

Selling, general, and administrative expense	6,535	6,819	19,195	20,527
Intangibles amortization	1,300	1,541	3,901	4,621
Management fees-related party	11	57	37	6,370

Income from operations	8,648	6,810	28,769	10,750

Interest expense, net	(2,332)	(2,334)	(6,678)	(9,038)
Loss on extinguishment of debt	—	—	(673)	(7,967)
Other expense, net	(25)	(12)	(202)	(7)
Income (loss) before taxes	6,291	4,464	21,216	(6,262)

Income tax expense (benefit)	2,324	2,279	8,326	(2,803)

Net income (loss)	$3,967	$2,185	$12,890	$(3,459)
Less: Net income attributable to participating securities	51	—	271	—
Net income (loss) attributable to common shareholders	$3,916	$2,185	$12,619	$(3,459)

Weighted average number of common shares outstanding:
Basic	21,760,753	21,158,573	21,609,810	17,963,720
Diluted	21,838,062	21,546,767	21,755,552	17,963,720

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.18	$0.10	$0.59	$(0.19)
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.18	$0.10	$0.57	$(0.19)
Cash dividends declared and paid per share	$0.20	$0.18	$0.97	$0.18

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2011	September 30, 2010
	(unaudited)

Operating activities
Net income (loss)	$12,890	$(3,459)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,146	9,448
Amortization of deferred financing costs	527	741
Loss on extinguishment	673	7,967
Amortization of debt discount	100	—
Stock-based compensation	1,210	3,158
Provision for losses on accounts receivable	454	281
Deferred income taxes	7,660	3,374
Changes in operating assets and liabilities:
Accounts receivable	(46,420)	(50,446)
Inventories	(3,586)	2,222
Prepaid and other assets and prepaid income taxes	(821)	(6,069)
Accounts payable	985	1,375
Accrued expenses and other current liabilities	2,480	(7,268)
Deferred compensation	(120)	187
Benefit obligations and other long-term liabilities	(368)	54
Net cash used in operating activities	(18,190)	(38,435)

Investing activities
Capital expenditures	(1,585)	(2,414)
Proceeds from sale of equipment	67	212
Net cash used in investing activities	(1,518)	(2,202)

Financing activities
Stock repurchases	—	(2)
Proceeds from exercise of stock options	1,277	—
Payment of call premium and post payoff interest on senior notes redemption	—	(3,876)
Collection of stockholders’ notes receivable	482	535
Payments of financing costs	(3,454)	(2,605)
Dividends paid	(21,275)	(3,867)
Revolver borrowings	24,000	37,000
Proceeds from public offering, net	—	63,938
Borrowings on long-term debt	123,750	40,000
Repayment of long-term debt	(122,137)	(150,838)
Net cash provided by (used in) financing activities	2,643	(19,715)
Change in cash and cash equivalents	(17,065)	(60,352)
Cash and cash equivalents at beginning of year	20,149	69,073
Cash and cash equivalents at end of quarter	$3,084	$8,721

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2011	2010	2011	2010

Net income (loss)	$3,967	$2,185	$12,890	$(3,459)

Interest expense - net	2,332	2,334	6,678	9,038
Income tax expense (benefit)	2,324	2,279	8,326	(2,803)
Depreciation expense	744	1,262	2,245	4,827
Amortization	1,300	1,541	3,901	4,621

EBITDA	10,667	9,601	34,040	12,224

Management Fees	11	57	37	6,370
Stock based compensation	464	1,337	1,210	3,158
Loss on extinguishment	—	—	673	7,967
Liquidity bonus payment	—	—	—	1,003
Offering costs	78	—	1,113	—
Other non-recurring charges (1)	876	565	999	1,383

Adjusted EBITDA	$12,096	$11,560	$38,072	$32,105

(1) Reflects severance and one-time, non-recurring expenses for costs related to the closure of our Johnson City facility of ($1) and $828 for the three and nine months ended September 30, 2010, respectively, unrelated legal and consulting fees of $566 and $1,222 for the three and nine months ended September 30, 2010  respectively, and $876 and $999 for the three and nine months ended September 30, 2011, respectively, and $667 gain on other post employment benefit plan curtailment related to the Johnson City plant closure for the nine months ended September 30, 2010 .

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three month period ended September 30,		Nine month period ended September 30,
	2011	2010	2011	2010
Net Income (loss) (GAAP)	$4.0	$2.2	$12.9	$(3.5)
Addback expenses, net of tax at 39.0% and 38.0% for 2011 and 2010, respectively:
- Buyout of the management services agreement	$0.0	$0.0	$0.0	$3.6
- Loss on extinguishment of debt	$0.0	$0.0	$0.4	$4.9
- Liquidity bonus payment	$0.0	$0.0	$0.0	$0.6
- Non-recurring stock based compensation expense	$0.0	$0.8	$0.0	$1.9
- Acquisition costs	$0.5	$0.0	$0.5	$0.0
- Offering costs	$0.0	$0.0	$0.7	$0.0

Adjusted Net Income (non-GAAP)	$4.5	$3.0	$14.5	$7.5

Average Basic Common Shares	21,760,753	21,158,573	$21,609,810	17,963,720
Average Common Shares Assuming Dilution	21,838,062	21,546,767	$21,755,552	17,963,720

Adjusted earnings per common share - basic	$0.21	$0.14	$0.67	$0.42
Adjusted earnings per common share - dilutive	$0.21	$0.14	$0.67	$0.42